QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Risks Related to Our Business and Investment Strategy

We are currently not making new investments and it is uncertain whether we will be able to make additional investments in the future, which increases the risk that we will be unable to continue as a going concern.

        We have observed a number of IPO filings by recently formed entities with investment strategies focused on commercial and residential real estate debt markets. As permitted by our management agreement (which contains policies to ensure that potential conflicts of interest are managed appropriately), our Manager's parent company is pursuing opportunities to sponsor new ventures and raise investment capital to be deployed in the real estate debt sector. Our board of directors will continue to exercise oversight of our Manager and our Manager will continue to have the same obligation to manage our portfolio as set forth in our management agreement (which contains policies to ensure that potential conflicts of interest are managed appropriately). Our board of directors is currently considering the potential impact on us from our Manager's parent company pursuing such an opportunity and the potential effect, if any, that it could have on the management of our portfolio.

        Given current market conditions and our lack of investable cash, currently, we are unable to take advantage of new investment opportunities.

        In the event that negative market conditions persist or deteriorate further, and we are not able to achieve a successful disposition of assets or increase our liquidity through alternative channels, then the risk increases as to whether we can continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, our consolidated financial statements do not reflect any adjustments related to the recoverability of assets and satisfaction of liabilities that might be necessary should we be unable to continue as a going concern.

We have suspended the payment of dividends on our common stock.

        For business reasons, in November 2009, our board of directors suspended payment of dividends on shares of our common stock. We can provide no assurance as to when we will resume paying dividends on our common stock, if at all.

In the event CDO I is liquidated, the tax consequences may be materially adverse to us and could significantly reduce our liquidity if we are required to make material distributions to our stockholders in connection with such liquidation.

        In November 2005, we issued collateralized debt obligations through two newly-formed financing subsidiaries, Crystal River CDO 2005-1, Ltd. and Crystal River CDO 2005-1 LLC (collectively referred to as "CDO I"). In January 2007, we issued collateralized debt obligations through two newly-formed financing subsidiaries, Crystal River Capital Resecuritization 2006-1 Ltd. and Crystal River Capital Resecuritization 2006-1 LLC (collectively referred to as "CDO II"). CDO I and CDO II represent VIEs with respect to which we have determined we are the primary beneficiary and accordingly, we have consolidated them in our consolidated financial statements. We determined that we are the primary beneficiary of both CDO I and CDO II as we have the highest level of variability of return due to the credit risk of the underlying assets. For additional information relating to the consolidated assets and liabilities of CDO I and CDO II, see Note 9 to our consolidated financial statements.

        On September 2, 2009, the trustee of CDO 1 issued a Notice of Event of Default to the collateral manager for CDO I because of a failure by CDO I to pay interest on the Class D notes. This event of default entitles noteholders of the senior class of notes, the Class A notes, to direct the trustee to take particular actions with respect to the collateral owned by CDO I and the CDO notes issued by CDO I.

The event of default did not trigger a reconsideration event under FASB ASC 810-10-25-39 through 25-41 (previously FIN 46R) and has no impact on our consolidated financial statements during the third quarter.

        In light of these events, it is possible that CDO I may be liquidated. A liquidation under these circumstances likely would result in a capital loss on our investment in the assets of CDO I and income from the cancellation of indebtedness with respect to the notes issued by CDO I. The tax consequences of these items may be materially adverse to us and could significantly reduce our liquidity if we are required to make material distributions to our stockholders in connection with such liquidation.

The occurrence of adverse developments in the mortgage finance and credit markets may adversely affect our business, our liquidity and our stock price.

        In recent quarters, the mortgage industry has come under enormous pressure due to numerous economic and industry-related factors. Many companies operating or investing in the mortgage sector have failed and others are facing serious operating and financial challenges. At the same time, many MBS have been downgraded and delinquencies and credit performance of mortgage loans in the industry have deteriorated. We have faced significant challenges beginning in the second half of 2007 due to these adverse conditions in the mortgage industry and the difficulties we experienced in pricing and financing some of our MBS, and we expect these challenges to continue. Adverse changes in the mortgage finance and credit markets have eliminated or reduced the availability, or increased the cost, of significant sources of funding for us. Beginning in August 2007 and continuing through the current date, the fair value of our RMBS and CMBS assets as well as our derivative instruments have decreased, while our margin requirements on our financings and derivatives have increased. The price of our common stock has declined significantly as a result of these events and there has been a significant impact on our results of our operations. There is no assurance that our stock price will not decline further if, among other things, MBS prices continue to decline. In addition, significant decreases in the prices of our MBS have and may continue to decrease the carrying value of those investments, which could reduce our stockholders' equity below the levels required to be maintained pursuant to some of the instruments governing our borrowing arrangements with third parties (although we did not have any outstanding indebtedness under any such facilities as of September 30, 2009). If this occurs, and we are not successful in obtaining amendments to or waivers of those covenants, we could default under those agreements. An event of default or termination event under these agreements would give the lender/counterparty the option to accelerate our indebtedness to them. If we are required to repay outstanding borrowings and were unable to negotiate favorable terms of replacement financing, cash will be negatively affected. This may reduce the amount of capital available for investing and/or may negatively affect our ability to distribute dividends. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

Periods of adverse market volatility could adversely affect our liquidity.

        During periods of increased adverse market volatility, such as the current extended disruption in the global liquidity markets, we are exposed to the risk that the availability under our funding sources may decline and/or we may have to post additional margin collateral, which may have a material adverse impact on our available liquidity. As a result, our contingent liquidity reserves may not be sufficient in the event of a material adverse change in the credit markets and related market price market volatility. For example, as of September 30, 2009, we were required to post cash margin collateral of $10.5 million relating to our use of CDS. Additionally, demands on liquidity may result in further deleveraging of the portfolio, which could adversely impact our earnings.

The weakness in the mortgage market has caused us to expect increased losses related to our holdings.

        The sub-prime market has been severely affected by changes in the lending landscape. Access to mortgages for sub-prime borrowers has been and is expected to remain substantially limited for the foreseeable future. This limitation on financing generally has had a negative impact on sub-prime borrowers, especially those whose interest rates on loans are resetting, and has resulted in increased default rates. The severity of the liquidity limitation was largely unanticipated by the markets. As well, the liquidity issues also affect prime and Alt-A Non-Agency lending, with mortgage rates remaining much higher and many product types being severely curtailed. At the margin, this has an impact on new demand for homes, which has compressed the home ownership rates and is expected to continue to weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies. This comes in addition to the delinquency pressures in the sub-prime market resulting from weaker underwriting, which put many sub-prime lenders out of business in 2006 and 2007. The market deterioration has caused us to expect increased losses related to our holdings and has resulted in a lower market value for our holdings. We believe that, at this time, the underlying losses in the sub-prime market have not fully manifested themselves in the securitizations. For the nine months ended September 30, 2009, we had impairments on RMBS totaling $8.9 million, which included impairments on sub-prime RMBS totaling $3.1 million.

        As commercial real estate fundamentals have weakened, prices on CMBS have declined and yield spreads on CMBS have widened significantly. This widening has forced interest rates on commercial real estate mortgages wider and the higher mortgage rate environment could depress prices on commercial real estate properties that require financing over the near term. Prices also are suffering from poor technicals as balance sheet deleveraging caused by the credit crisis is causing forced selling into the market. For the nine months ended September 30, 2009, we had impairments on CMBS totaling $57.9 million.

We leverage our investments, which may negatively affect our return on our investments and may reduce cash available for distribution.

        To the extent we resume our investing activity, we may continue to leverage our investments through borrowings, generally through the use of warehouse facilities, bank credit facilities, secured loans, securitizations (including the issuance of CDOs, when possible), loans to entities in which we hold, directly or indirectly, interests in pools of assets, and other borrowings, in each case, when markets permit. We are not limited in the amount of leverage we may use other than by general market conditions. The percentage of leverage varies depending on our ability to obtain credit facilities and the lenders' and rating agencies' estimate of the stability of the investments' cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations. We have in the past leveraged and may in the future leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls, which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may have to sell assets at a time when we might not otherwise choose to do so.

        Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of uninvested cash or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly and we could be forced to sell additional investments at a loss.

We may be required to post significant amounts of cash collateral at any time to satisfy our margin requirements under many of our financing arrangements, which could adversely affect our liquidity, results of operations and financial condition.

        We invest in derivatives and when available in the future, may finance certain of our investments with debt, such as repurchase agreements, in each case that are subject to margin calls. Under the terms of these agreements, the value of the derivative contract or the value of the assets underlying the debt is marked-to-market by the counterparty or the lender at the counterparty's or lender's discretion, including on a daily basis. If the value of the underlying derivative or asset declines, the counterparty or lender has the ability to require us to post additional margin—cash or other liquid collateral—to compensate for the decline in value of the derivative or asset. Conversely, if the value of the underlying derivative or asset increases, a portion of the margin we previously posted may be returned to us. We typically are required to post additional margin in response to any margin call within 24 hours in order to avoid defaulting under the terms of the instrument governing the derivative transaction or financing arrangement.

        We are subject to margin calls at any time, and being forced to post additional margin could adversely affect our business in a number of ways. Posting additional margin decreases our cash available to satisfy other obligations, including future margin calls. If we do not have the funds available, or otherwise elect not, to satisfy any future margin calls, we could be forced to sell one or more investments at a loss. Moreover, we may be unable, in light of market conditions or other factors, to sell sufficient assets to satisfy the margin requirements within the timeframe required by counterparties or lenders, which in the case of lenders, would entitle them to seize the underlying asset and seek payment from us for any shortfall between the value of our obligation to the lender and the value of the asset surrendered. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the United States Bankruptcy Code. As of September 30, 2009, we had restricted cash of $10.5 million representing additional margin.

Recently adopted amendments to accounting standards will require us to consolidate previous and any potential future securitization transactions, which will have a significant impact on our consolidated financial statements and net worth.

        In June 2009, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 166, Accounting for Transfers of Financial Assets, or SFAS 166, and SFAS No. 167, Amendments to FASB Interpretation No. 46(R), or SFAS 167, which significantly change the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity, or a VIE. SFAS 166 eliminates the qualifying special purpose entity, or the QSPE, concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset derecognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization recharacterization provisions. SFAS 167 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. We have evaluated the provisions of these two statements and believe that their application will result in the consolidation of our QSPEs, or more specifically the underlying trusts for certain of the subordinate CMBS that we own, which may result in our balance sheet and statement of operations not being comparable from period to period. Implementation of these standards requires us to make major operational and system changes.

        Although we are still assessing the impact of these new accounting standards, we currently expect that the adoption of these accounting standards will require that we consolidate onto our balance sheet all assets and liabilities and onto our statement of operations all revenues and expenses of the underlying trusts for certain of the subordinate CMBS that we own if we continue to own those subordinate CMBS after December 31, 2009. Because of the magnitude and complexity of the operational and system changes that we are making and the limited amount of time available to complete and test our systems development, there is a risk that unexpected developments could make it difficult for us to implement all of the necessary system changes and internal control processes by the January 1, 2010 effective date. Failure to make these changes by the effective date could have a material adverse impact on us, including on our ability to produce financial reports on a timely basis or to remain in compliance with the financial covenants in our credit agreement. In addition, making the necessary operational and system changes in a compressed time frame diverts resources from our other business requirements and corporate initiatives and could result in significantly increased operating costs, which could have a material adverse impact on our operations.

We are dependent on our Manager and our sub-advisors and may not find suitable replacements if our Manager terminates the management agreement.

        We are externally managed by our Manager, Hyperion Brookfield Crystal River Capital Advisors, LLC. All of our officers are employees of Brookfield Asset Management Inc., which we refer to as Brookfield, Brookfield Investment Management Inc., which we refer to as BIM, or certain of their respective affiliates. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our Manager will terminate the management agreement, thereby triggering a termination of our sub-advisors, and that no suitable replacements will be found to manage us. We believe that our success depends to a significant extent upon the experience of our Manager's executive officers, whose continued service is not guaranteed. Although we have renewed our management agreement with our Manager for the 2009 year, if our Manager terminates the management agreement, we may not be able to execute our business plan and may suffer additional losses, which could materially decrease cash available for distribution to our stockholders.

Our Manager has limited prior experience managing a REIT and we cannot assure you that our Manager's past experience will be sufficient to successfully manage our business as a REIT.

        The federal income tax laws impose numerous constraints on the operations of REITs. Our Manager's and its employees' limited experience in managing a portfolio of assets under REIT and Investment Company Act of 1940, or the Investment Company Act, constraints may hinder their ability to achieve our investment objective. In addition, maintaining our REIT qualification limits the types of investments we are able to make. We can offer no assurance that our Manager will replicate its historical success or its management team's success in its previous endeavors, and we caution you that our investment returns could be substantially lower than the returns achieved by funds managed by our Manager and its affiliates and their other endeavors.

We are dependent upon our Manager's key personnel and the resources of our sub-advisors for our success and the departure of any of these key personnel or the elimination of resources of our sub-advisors could negatively affect our performance.

        We depend on the diligence, skill and network of business contacts of the senior management of our Manager and its affiliates, who direct the management activities of our Manager. The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. Our continued success will depend on the continued service of the senior management team of our Manager and its affiliates. The departure of any of the senior managers of our Manager, or of a significant number of the investment professionals or principals of our Manager and its affiliates, could have a material adverse effect on our performance. In addition, we can offer no assurance that our

Manager will remain as our manager or that we will continue to have access to our Manager's and its affiliates' respective principals and professionals or their information and deal flow. We also depend on the resources of our sub-advisors in connection with sourcing and managing our investments and executing our investment strategy.

Our Manager's incentive fee may induce it to make certain investments, including speculative investments, which increase the risk of our investment portfolio.

        Our Manager's entitlement to an incentive fee may cause it to invest in high-risk investments. In addition to its base management fee, our Manager is entitled to receive incentive compensation based entirely upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential generally are riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

Our Manager manages our portfolio pursuant to very broad investment guidelines and our board of directors does not approve each investment decision made by our Manager, which may result in our making riskier investments with which you do not agree and which could cause our operating results and the value of our common stock to decline.

        Our Manager is authorized to follow very broad investment guidelines. Although our directors periodically review our investment guidelines and our investment portfolio, other than any investments involving our affiliates or our sub-advisors' affiliates or investments proposed by Brookfield Crystal River Capital L.P., or Brookfield Sub-Advisor, which our audit committee is required to review and approve prior to such investments being made, our directors do not review all of our proposed investments. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager or Brookfield Sub-Advisor. Furthermore, our Manager and Brookfield Sub-Advisor may use complex strategies in structuring transactions for us and those transactions may be difficult or impossible to unwind. Subject to maintaining our REIT qualification and our exemption from regulation under the Investment Company Act, our Manager has great latitude within the broad investment guidelines in determining the types of investments it makes for us.

        To the extent we make additional investments, the failure of our management to deploy our capital effectively could result in unfavorable returns, could have a material negative impact on our business, financial condition, liquidity and results of operations, could materially decrease cash available for distribution to our stockholders and could cause the value of our common stock to decline.

To the extent we make additional investments, we may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments or in lower distributions to you.

        We have not adopted a policy as to the amounts to be invested in each of our intended investments, including securities rated below investment grade. Subject to our intention to continue to qualify as a REIT and remain eligible for an exclusion from regulation as an investment company under the Investment Company Act and to the extent we make additional investments, we may change our investment strategy or asset allocation, including the percentage of assets that may be invested in each class, or in the case of securities, in a single issuer, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this report. A change in our investment strategy may increase our exposure to interest rate risk, default risk, real estate market fluctuations and liquidity risk, all of which could negatively affect the market price of our common stock and our ability to make distributions to you.

There are conflicts of interest in our relationship with our Manager, BIM and Brookfield, which could result in decisions that are not in the best interests of our stockholders, and our financial condition could make it difficult to terminate our management agreement with our Manager.

        We are subject to conflicts of interest arising out of our relationship with our Manager, BIM and Brookfield. We are entirely dependent on our Manager for our day-to-day management and have no independent officers. Our chairman of the board, president and chief executive officer, chief financial officer and vice president and general counsel also serve as officers and/or directors of Brookfield, BIM or certain of their respective affiliates. As a result, our Manager and executive officers may have conflicts between their duties to us and their duties to, and interests in, BIM, Brookfield and their respective affiliates, including any public or private entities that any of them sponsor.

        We pay our Manager base management fees based on our equity, as defined in the management agreement regardless of the performance of our portfolio. Our Manager's entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

        Furthermore, termination of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated without cause following the current term expiring on December 31, 2009, annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon:

  •
  unsatisfactory performance by our Manager that is materially detrimental to us or

  •
  a determination that the management fee payable to our Manager is not fair, subject to our Manager's right to prevent such a termination by accepting a mutually acceptable reduction of management fees.

        Our Manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to the amount of two times the sum of the average annual base management fee and the average annual incentive compensation earned by our Manager during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of terminating the management agreement, thereby restricting our ability to terminate our Manager without cause. In addition, if we do not have sufficient liquidity to generate cash to pay a termination fee, we could effectively be precluded from terminating the management agreement absent concessions from our Manager.

The ability of Brookfield and BIM and their respective officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

        Certain of our officers and directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors or partners of Brookfield and BIM and/or one or more of their respective affiliates, including any public or private entities that any of them sponsor. The ability of our Manager and its affiliates and their respective officers and employees to engage in other business activities may reduce the time engaged to us and may result in conflicts of interest that could cause our results of operations to be lower or result in increased risk to the value of our investment portfolio.

To the extent we make additional investments, the management compensation structure that we have agreed to with our Manager and Brookfield Sub-Advisor may cause our Manager or Brookfield Sub-Advisor to invest in potentially higher yielding investments which could result in increased risk to the value of our investment portfolio.

        The management compensation structure that we and our Manager have agreed to with our Manager and Brookfield Sub-Advisor may cause our Manager and Brookfield Sub-Advisor to source potentially higher yielding investments. Investments with higher yield potential generally are riskier or more speculative. The compensation our Manager pays Brookfield Sub-Advisor is equal to 20% of the base management fee and incentive management fees we pay to our Manager. The base management fee is not tied to our performance and the incentive management fee is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to our Manager and Brookfield Sub-Advisor to generate attractive risk-adjusted returns for us in the investments that they source for us. The risk of the incentive fee component is that it may cause our Manager and Brookfield Sub-Advisor to place undue emphasis on the maximization of GAAP net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. This could result in increased risk to the value of our investment portfolio.

To the extent we make additional investments, we may compete with existing and future investment vehicles for access to Brookfield, BIM and our sub-advisors and their affiliates, which may reduce investment opportunities available to us.

        Brookfield currently sponsors several investment vehicles with investment focuses that overlap our investment focus. In addition, at September 30, 2009, BIM managed approximately 30 client accounts and mutual funds with investment focuses that overlap our investment focus, and each of Brookfield and BIM may in the future sponsor or manage other investment vehicles that have overlapping focuses with our investment focus. Accordingly, we compete for access to the benefits that we expect our relationship with our Manager and our sub-advisors and their affiliates to provide and to the time of their investment professionals to carry out and facilitate our investment activities. Our rights to participate in investment opportunities with respect to assets managed by BIM are subject to BIM's conflict of interest policy. Brookfield and Brookfield Sub-Advisor are not subject to BIM's conflict of interest policy and are not obligated to offer us any investment opportunities and any decision to do so will be entirely within their discretion. In addition, we may make investments that are senior or junior to participations in, or have rights and interests different from or adverse to, the investments made by other vehicles or accounts managed by Brookfield or BIM. Our interests in such investments may conflict with the interests of such other vehicles or accounts in related investments at the time of origination or in the event of a default or restructuring of the investment. If a default occurs with respect to such an investment, our Manager will advise our independent directors, who will direct our Manager with respect to the resolution or disposition of the investment.

Our failure to manage future growth effectively or grow at all may have a material negative impact on our business, financial condition and results of operations.

        Our ability to achieve our investment objective depends on our ability to grow, which depends, in turn, on our ability to pay down our borrowings under our secured credit facility and our ability to raise capital. In the current market environment, this is extremely difficult. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material negative impact on our business, financial condition and results of operations.

        Lenders can impose restrictions on us that affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. We may enter into loan agreements in the future that contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.

To the extent we make additional investments, we may acquire investments from Brookfield and BIM or their affiliates or otherwise participate in investments in which they have an interest or for which they have a related investment, which could result in conflicts of interest.

        To the extent we make additional investments, we expect that we will continue to acquire investments from Brookfield and BIM or their affiliates, make investments that finance their investments or make co-investments with them. These transactions are not at arm's length, will not be the result of arm's length negotiations and will involve conflicts between our interests and the interest of Brookfield, BIM and their affiliates in obtaining favorable terms and conditions. There can be no assurance that any procedural protections, such as obtaining market prices, other reliable indicators of fair market value, independent valuations or appraisals and the prior approval of our independent directors, will be sufficient to ensure that the consideration we pay for these investments will not exceed their fair market value.

We operate in a highly competitive market for investment opportunities, and, to the extent we make additional investments, we may not be able to identify and make investments that are consistent with our investment objectives.

        A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material negative impact on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective, to the extent we make additional investments at all.

Failure to procure adequate capital and funding would negatively affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends.

        We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. However, Crystal River Capital TRS Holdings, Inc., our TRS, is able to retain earnings for investment in new capital, subject to the REIT requirements that place a limitation on the relative value of TRS stock and securities owned by a REIT. The failure to secure acceptable financing could reduce our taxable income, as our investments would no longer generate the same level of net interest income due to the lack of funding or increase in funding costs. The reduction in our taxable income in recent quarters has, and future reductions would, reduce our liquidity and our ability to make distributions to our stockholders. The global credit crisis has significantly limited our ability to access capital, and we cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. Therefore, in the event that we cannot obtain sufficient funding on acceptable terms, there may be further declines in the market price of our common stock and our ability to make distributions.

If we issue senior securities, we will be subject to additional restrictive covenants and limitations on our operating flexibility, which could materially decrease cash available for distribution to our stockholders.

        If we decide to issue senior securities in the future and such financing is available to us, it is likely that they will be governed by an indenture or other instrument containing covenants that will restrict our operating flexibility. Holders of senior securities may be granted specific rights, including but not limited to the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

We may not be able to successfully complete securitization transactions, which could inhibit our ability to grow our business and could negatively affect our results of operations.

        In addition to issuing senior securities to raise capital as described above, we may, to the extent consistent with the REIT requirements and to the extent we make additional investments, seek to securitize certain of our portfolio investments to generate cash for funding new investments. This would involve creating a special-purpose vehicle, contributing a pool of our assets to the entity, and selling interests in the entity on a non-recourse basis to purchasers (whom we would expect to be willing to accept a lower interest rate to invest in investment grade loan pools). We would expect to retain all or a portion of the equity in the securitized pool of portfolio investments. In the past, we have initially financed our investments with relatively short-term credit facilities and reverse repurchase arrangements. We used these short-term facilities to finance the acquisition of securities until a sufficient quantity of securities had been accumulated, at which time we would refinance these facilities through a securitization, such as a CDO issuance, or other long-term financing. When we employed this strategy, we were subject to the risk that we would not be able to acquire, during the period that our short-term facilities were available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also were subject to the risk that we would not be able to obtain short-term credit facilities or would not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. While we are not currently acquiring investments for the purpose of securitizing them through a CDO issuance for the reasons stated below, the inability to renew short-term credit facilities may require us to seek more costly financing for our current investments or to liquidate assets.

        Conditions in the capital markets have caused the CDO market to completely shut down. In this regard, as discussed in the "Trends; Current Market Environment; Current Portfolio Considerations" section of Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of this Form 10-Q (our "MD&A"), our Manager has determined that we should lower our amount of leverage. Downgrades of structured securities by the rating agencies are likely to continue through at least 2009. Large-scale downgrades and other factors have caused a liquidity crisis, as the downgrades have triggered forced sales of MBS by structured investment vehicles, or SIVs, asset-backed commercial paper issuers, or ABCPs, and financial institutions. The inability to securitize our portfolio has, and may continue to, hurt our performance and our ability to grow our business. At the same time, the securitization of our portfolio investments might expose us to losses, as the residual portfolio investments in which we do not sell interests will tend to be riskier and more likely to generate losses.

The use of CDO financings with over-collateralization requirements may continue to have a negative impact on our cash flow.

        The terms of our initial CDO financing, CDO 2005-1, required that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, which is commonly referred to as "over-collateralization." In this regard, see "Financial Condition—Liabilities—CDO Liabilities" in our MD&A for a discussion regarding CDO 2005-1's failure to comply with certain cash flow tests and the resulting diversion of cash flow from lower-rated debt securities of CDO 2005-1 that we hold to amortize senior debt securities issued by CDO 2005-1 that are held by others. We cannot assure you that the performance tests will be satisfied. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

An increase in our borrowing costs relative to the interest we receive on our assets may negatively affect our profitability and thus our cash available for distribution to our stockholders.

        As our short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our investments at times when we might not otherwise choose to do so. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would negatively affect our returns on our assets that are subject to prepayment risk, including our commercial loans and our MBS, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

We may not be able to renew the total return swaps that we enter into, which could adversely affect our leveraging strategy.

        In the future, we may leverage certain of our investments through the use of total return swaps, which are swaps in which the non-floating rate side is based on the total return of an equity or fixed income instrument with a life longer than the swap. We may wish to renew many of the swaps, which are for specified terms, as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and, if they do not renew, that we would be able to obtain suitable replacement providers. Providers may choose not to renew our total return swaps for a number of reasons, including:

  •
  increases in the provider's cost of funding;

  •
  insufficient volume of business with a particular provider;

  •
  our desire to invest in a type of swap that the provider does not view as economically attractive due to changes in interest rates or other market factors; or

  •
  our inability to agree with a provider on terms.

        Furthermore, our ability to invest in total return swaps, other than through a TRS, may be severely limited by the REIT qualification requirements because total return swaps are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

        Subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act, we often pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in interest rates. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of assets held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

  •
  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  •
  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

  •
  the duration of the hedge may not match the duration of the related liability;

  •
  the amount of income that a REIT may earn from hedging transactions (other than through TRSs) to offset interest rate losses is limited by federal tax provisions governing REITs;

  •
  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  •
  the party owing money in the hedging transaction may default on its obligation to pay.

        Our hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders. We have utilized and in the future may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors and credit default swaps to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio positions, in each case resulting from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

        Although we may enter into hedging transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

        In addition, by entering into derivative contracts in connection with hedging transactions, we could be required to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely affect our financial condition.

Our failure to achieve adequate operating cash flow could reduce our cash available for distribution to our stockholders.

        As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends, which may also have a negative impact on our stock price. No assurance can be given as to our ability to pay distributions.

Loss of Investment Company Act exclusion would adversely affect us and could cause a decline in the market price of our common stock and limit our ability to distribute dividends.

        Because registration as an investment company would significantly affect our ability to engage in certain transactions or to organize ourselves in the manner we are currently organized, we intend to maintain our qualification for certain exclusions from registration under the Investment Company Act. Because we conduct our business directly and through wholly-owned subsidiaries, we must ensure not only that we, but also that each of our subsidiaries, qualify for an exclusion or exemption from regulation under the Investment Company Act.

        If we fail to satisfy the requirements provided in the Investment Company Act to preserve our exclusion from regulation under the Investment Company Act, we could be required to materially restructure our activities and to register as an investment company under the Investment Company Act, which could have a material adverse effect on our operating results. Further, if it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company.

Rapid changes in the values of our MBS and other real estate related investments may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the Investment Company Act, which may cause us to change our mix of portfolio investments which may not produce optimal returns consistent with our investment strategy.

        If the market value or income potential of our MBS and other real estate related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exclusion from regulation under the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated if the assets that we need to sell to comply with the requirements for qualification as a REIT or to qualify for an exclusion from regulations under the Investment Company Act have no pre-existing trading market and cannot easily be sold. To the extent that the assets we need to sell are composed of subordinated MBS, individually-negotiated loans, loan participations or mezzanine loans for which there is no established trading market, we may have difficulty selling such investments quickly for their fair value. Accordingly, we may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

We are highly dependent on communications and information systems operated by Brookfield and BIM or by third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

        Our business is highly dependent on communications and information systems, including all of BIM's proprietary analytical systems and models and certain third-party systems and models. Any failure or interruption of our systems or the systems operated by Brookfield or BIM or by third parties on which we rely, as we experienced as part of system-wide interruptions following the September 11, 2001 terrorist attacks and the East Coast electrical power blackout in August 2003, could cause delays or other problems in our securities trading activities, including MBS trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

        The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively affected the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the U.S. and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our loans and investments and the property underlying our MBS. Some of our loans and investments are more susceptible to the adverse effects discussed above than others, such as hotel loans, which may experience a significant reduction in occupancy rates following any future attacks. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely affect our performance and revenues and may result in volatility of the value of our securities. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and harm our financial condition, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses, and we cannot predict the severity of the effect that such future events would have on the U.S. financial markets, the economy or our business. The types of losses described above resulting from these types of events are uninsurable.

        In addition, the events of September 11 created significant uncertainty regarding the ability of real estate owners of high-profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, which we refer to as TRIA, and the subsequent enactment of the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Revision and Extension Act of 2007, which extended TRIA through the end of 2017, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market's overall liquidity and it may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties in which we invest are unable to obtain affordable insurance coverage, the value of those investments could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

Risks Related to Our Investments

Our real estate investments are subject to risks particular to real property, any of which could reduce our returns on such investments and limit our cash available for distribution to our stockholders.

        We own assets secured by real estate and also own real estate directly. Real estate investments will be subject to various risks, including:

  •
  acts of God, including hurricanes, earthquakes, floods and other natural disasters, which may result in uninsured losses;

  •
  acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

  •
  adverse changes in national and local economic and market conditions;

  •
  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

  •
  the financial condition of JPMorgan Chase, the sole tenant at our triple net lease properties;

  •
  costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

  •
  the potential for uninsured or underinsured property losses.

        If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

The mortgage loans in which we invest and the mortgage loans underlying the MBS and asset-backed securities in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans secured by single-family residential properties. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

        Residential mortgage loans are secured by single-family residential property or 2-4 family residential property and are subject to risks of delinquency, foreclosure, and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, payment increases under the terms of the loan, acts of God, terrorism, social unrest and civil disturbances, may impair a borrower's ability to repay its loans. ABS are bonds or notes backed by loans and/or other consumer financial assets. The ability to repay these loans or other financial assets is dependant upon the income or assets of the borrower, or revenue produced by the assets in the case of commercial assets.

        In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral to be liquidated and the principal and accrued interest of the mortgage loan and other costs, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, which could result in a total loss of our investment.

        Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in, or are secured by, pools of residential mortgage loans and CMBS evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans.

Accordingly, the MBS in which we invest are subject to all of the risks of the underlying mortgage loans.

        In addition, residential mortgage borrowers may not be prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline or when home prices rise, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of our mortgage loan pools or the pools underlying any of our mortgage-backed securities prepay their loans, we will likely receive funds that will have to be reinvested, and we may need to reinvest those funds at less desirable rates of return, to the extent they are reinvested at all.

        Approximately 0.6% of our investment portfolio as of September 30, 2009 was comprised of mortgage-backed securities collateralized by sub-prime residential mortgages. Sub-prime residential mortgage loans generally are loans to credit impaired borrowers and borrowers that are ineligible to qualify for loans from conventional mortgage sources due to credit characteristics, higher debt-to-income ratios or less than full documentation standards. Loans to lower credit grade borrowers generally experience higher-than-average default rates than do conforming mortgage loans. Material differences in expected default rates, loss severities and/or prepayments on the sub-prime mortgage loans from what was estimated in connection with the original underwriting of such loans could cause reductions in our income and adversely affect our operating results, with respect to our investments in mortgage-backed securities. If we underestimate the extent of losses that our investments in mortgage-backed securities will incur, then our business, financial condition, liquidity and results of operations could be adversely affected. For a description of the weakness in the sub-prime market, see "Part I. Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations—Trends; Current Market Environment; Current Portfolio Considerations."

An increase in the yield spread of our assets may cause the market price of our common stock to drop.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is the relative yield spread differential between the assets that we own and their valuation relative to comparable duration Treasuries. Increases in the yield spread differential have lowered the book value of our assets, which has contributed to the decline in the value of our common stock. Additional increases in the yield spread differential could have a similar effect. Over the last 21 months, yield spreads on our assets have dramatically widened and the price of our common stock has declined from $14.44 on December 31, 2007 to $1.21 on September 30, 2009.

Our investments in CMBS generally are subordinated and could subject us to increased risk of losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit provided by the borrower, if any, then by the "first loss" subordinated security holder and then by the "second loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related MBS, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us and may be in excess of our underwriting assumptions.

        The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying MBS to make principal and interest payments or to refinance may be impaired. In this case, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

        As of September 30, 2009, we had $11.9 million of principal writedowns due to losses on underlying loans within our CMBS Primary Asset.

Although we seek to match fund our investments to limit refinance risk and lock in net spreads, we do not employ this strategy with respect to certain of our investments, which increases the risks related to refinancing these investments.

        A key to our investment strategy is to finance our investments using match funded financing structures, which match assets and liabilities with respect to maturities and interest rates. This limits our refinance risk, including the risk of being able to refinance an investment or refinance on favorable terms. We generally use match funded financing structures, such as CDOs, to finance our investments in real estate securities and loans, and long term mortgage financings to finance our owned commercial real estate properties. However, to the extent we make additional investments, our Manager may elect for us to bear a level of refinancing risk on a short term or longer term basis, such as is the case with investments financed with repurchase agreements, when, based on all of the relevant factors, bearing such risk is advisable. The decision not to match fund certain investments exposes us to additional refinancing risks that may not apply to our other investments. As noted above, the issuance of CDOs has come to a halt.

        In addition, we anticipate that, in most cases, for any period during which our floating rate assets are not match funded with respect to maturity, the income from such assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Because of this dynamic, interest income from such investments may rise more slowly than the related interest expense, with a consequent decrease in our net income. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us from these investments.

        Accordingly, if we do not or are unable to match fund our investments with respect to maturities and interest rates, we will be exposed to the risk that we may not be able to finance or refinance our investments on economically favorable terms or may have to liquidate assets at a loss.

To the extent we make additional investments, we may not be able to finance our investments on a long term basis on attractive terms, including by means of securitization, which may require us to seek more costly financing for our investments or to liquidate assets.

        When we acquire a portfolio of loans and securities that we finance on a short term basis with a view to securitization or other long term financing, we bear the risk of being unable to securitize the assets or otherwise finance them on a long term basis at attractive prices or in a timely matter, or at all. If it is not possible or economical for us to securitize or otherwise finance such assets on a long term basis, we may be unable to pay down our short term borrowings, or be required to liquidate the assets at a loss in order to do so.

        As of September 30, 2009, we had approximately $28.9 million of indebtedness maturing in the next 12 months. When this indebtedness becomes due, any inability to refinance or extend the maturity of this indebtedness on similar terms could have a material impact on our liquidity, our ability to pay future dividends and our ability to maintain our REIT status. Some of our investments securing these obligations are illiquid and this lack of liquidity could significantly impede our ability to realize the value at which such investments are carried if we are required to sell them to satisfy debt maturities.

Our assets may include high yield and subordinated corporate securities that have greater risks of loss than secured senior loans and if those losses are realized, they could negatively affect our earnings, which could materially decrease cash available for distribution to our stockholders.

        Our assets may include high yield and subordinated securities that involve a higher degree of risk than long-term senior secured loans. First, the high yield securities may not be secured by mortgages or liens on assets. Even if secured, these high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

        Certain of these high yield and subordinated securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the obligation. In this case, a borrower's ability to repay its obligation may be dependent upon a liquidity event that will enable the repayment of the obligation.

        In addition to the above, numerous other factors may affect a company's ability to repay its obligation, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral securing the obligation. Losses in our high yield and subordinated securities could negatively affect our earnings, which could materially decrease cash available for distribution to our stockholders.

        High yield and subordinated securities from highly leveraged companies may have a greater risk of loss which, in turn, could materially decrease cash available for distribution to our stockholders.

        Leverage may have material adverse consequences to companies in which we hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair the ability of these companies to finance their future operations and capital needs. As a result, these companies may have limited flexibility to respond to changing business and economic conditions and to business opportunities. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on our investments could negatively affect our earnings, which could materially decrease cash available for distribution to our stockholders.

To the extent we make additional investments, we may continue to invest in the equity securities of CDOs, and such investments involve various significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

        To the extent we make additional investments, we may continue to invest in the equity securities of CDOs. A CDO is a special-purpose vehicle that purchases collateral (such as ABS) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and its expenses. However, there will be little or no income available to the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in the CDO's equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO's assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

We may enter into warehouse agreements in connection with investments in the equity securities of CDOs structured for us and, if the investment in a CDO is not consummated, the warehoused collateral would be sold and we might be required to bear any loss resulting from the purchase price of the collateral exceeding the sale price.

        In connection with any future investment in CDOs that Brookfield or BIM structures for us, we would expect to enter into warehouse agreements with investment banks or other financial institutions, pursuant to which the institution initially would finance the purchase of the collateral that is to be transferred to the CDO. Brookfield or BIM would select the collateral. If the CDO transaction is not consummated, the institution would liquidate the warehoused collateral and we might have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the consummation, we might have to bear the resulting loss on the sale. The amount at risk in connection with the warehouse agreements supporting our investments in CDOs generally would be the amount that we agreed to invest in the equity securities of the CDOs. Although we would expect to complete a CDO transaction within about three to nine months after a warehouse agreement is signed, we cannot assure you that we would in fact be able to complete any such transaction or complete it within the expected time period.

We may lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement.

        When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30-90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities (typically between 90-97% of that value), if the counterparty defaults on its obligation to resell the securities back to us, we would incur a loss on the transaction equal to between 3-10% of the value of the securities (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions would negatively affect our earnings, and thus decrease our cash available for distribution to our stockholders.

        If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

        Investments in mezzanine loans take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our investment, which could result in losses. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. In this regard, we have had to fully write down a construction mezzanine loan and a mezzanine loan by $14.6 million and $6.4 million to date, respectively, due to cost overruns and, in the case of the construction mezzanine loan, a deteriorating housing market in the locale where the project is located. See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Assets—Commercial Real Estate Loan Products."

Increases in interest rates and shifts in the yield curve could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

        We have invested indirectly in mortgage loans by purchasing MBS. Under a normal yield curve, an investment in MBS will decline in value if long-term interest rates increase. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of certain of the MBS we have owned in the past and may own in the future, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

        A significant risk associated with our investment in MBS is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increase significantly, the market value of these MBS would decline and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the financing agreements we may enter into in order to finance the purchase of MBS.

        Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those investments that are subject to prepayment risk, and widening of credit spreads.

Some of our portfolio investments are recorded at fair value as estimated by management and reviewed by our board of directors and, as a result, there is uncertainty as to the value of these investments.

        Some of our portfolio investments are in the form of securities or loans that are not publicly traded. The fair value of securities and other investments that are not publicly traded is not readily determinable. We value these investments quarterly at fair value as determined under policies approved by our board of directors. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The value of investments denominated or quoted in international currencies may decrease due to fluctuations in the relative rates of exchange among the currencies of different nations and by exchange control regulations.

        If we make investments denominated or quoted in foreign currencies, our investment performance may be negatively affected by a devaluation of that currency. Further, our investment performance may be negatively affected by currency exchange rates because the U.S. dollar value of investments denominated or quoted in another currency may increase or decrease in response to changes in the value of the currency in relation to the U.S. dollar.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

        A substantial portion of our assets are classified for accounting purposes as "available-for-sale." Changes in the market values of those assets are directly charged or credited to stockholders' equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if we determine the decline in value of an available-for-sale security to be other than temporary, the amount related to credit loss will reduce earnings. During the nine months ended September 30, 2009, we recorded impairment charges of $66.8 million through earnings.

        All of our repurchase agreements are subject to bilateral margin calls in the event that the collateral securing our obligations under those facilities exceeds or does not meet our collateralization requirements. The analysis of sufficiency of collateralization is undertaken daily, and the thresholds for adjustment range from $100,000 to $500,000. Since the summer of 2007, due to the deterioration in the market value of our assets, we received margin calls under several of our repurchase agreements, which resulted in our having to tap our financing sources to post additional collateral. We did not have any borrowings under repurchase agreements as of September 30, 2009.

        A further decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

The lack of liquidity in our investments may harm our business.

        We have made investments and, to the extent we make additional investments and subject to maintaining our REIT qualification and our exemption from regulation under the Investment Company Act, may make additional investments in assets and securities that are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments, such as commercial real estate, subordinated MBS or investments in timber or power generating assets, may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Moreover, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material nonpublic information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

Failure to comply with negative covenants contained in our credit agreement, our repurchase facilities and other funding agreements will limit available financing under these agreements.

        Certain of our repurchase facility agreements (none of which were in use as of September 30, 2009 or December 31, 2008) include negative covenants that, if breached, may cause transactions to be terminated early. Except as noted below, the repurchase facility agreements do not include negative covenants other than those contained in the standard master repurchase agreement as published by the Bond Market Association. Two of our master repurchase agreements, which did not account for any of our liabilities as of September 30, 2009, provide that they may be terminated if, among other things, certain material decreases in net asset value occur, we lose our REIT status or our Manager is terminated. An event of default or termination event under the standard master repurchase agreement or the additional provisions explained above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty payable immediately. If we are required to terminate outstanding repurchase transactions and are unable to negotiate favorable terms of replacement financing, cash will be negatively affected. This may reduce the amount of capital available for investing and/or may negatively affect our ability to distribute dividends. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and harm our operating results.

        Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and have a negative impact on our operating results. In this regard, the U.S. economy is in the midst of a recession, with consumer spending on the decline, credit tightening and unemployment rising. Many financial and economic analysts are predicting that the world economy may be in a prolonged recession characterized by high unemployment, limited availability of credit and decreased consumer and business spending. This economic downturn is expected to adversely affect many of the individuals and businesses that have borrowed money to purchase real estate and to continue to exert downward pressure on real estate prices. Accordingly, we may continue to experience a downturn in the market value of our investments.

We may be exposed to environmental liabilities with respect to properties to which we take title, which could impair the performance of our investments and harm our operating results.

        In the course of our business, we have and, to the extent we make additional investments may continue to take title to real estate, and, we could be subject to environmental liabilities with respect to these properties. In these circumstances, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could expose us to unexpected economic losses in the future.

        The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. We expect that from time to time, in addition to the interest rate swaps and credit default swaps into which we had entered as of September 30, 2009, we may in the future enter into forward contracts, currency swaps and cash flow swaps as part of our hedging strategy.

        In addition, hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

        Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances, e.g., the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could negatively affect our financial condition.

Prepayment rates could negatively affect the value of our MBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

        In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

Our Manager's due diligence may not reveal all of an entity's liabilities and may not reveal other weaknesses in its business, which could lead to investment losses.

        Before investing in a company, our Manager assesses the strength and skills of the company's management and other factors that our Manager believes are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, our Manager relies on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our Manager's due diligence processes will uncover all relevant facts or that any current or future investment will be successful and not result in investment losses.

We, or other owners of income-producing real property, may not be able to relet or renew leases of properties on favorable terms.

        We are subject to the risk that upon expiration of leases for space located at any income-producing property that we purchase or that serves as collateral for MBS securities that we purchase, the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than the expiring lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by a property. If we, or the other owners of such properties, are unable to relet or renew leases for all or substantially all of the space at any such properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if reserves for these purposes prove inadequate, we may be required to reduce or eliminate distributions to our stockholders.

Our reliance on one tenant at all three of our commercial real estate properties and the insolvency or bankruptcy of this tenant could adversely affect our results of operations.

        As of September 30, 2009, we had one tenant, JPMorgan Chase, that accounted for all of our rental income, which was 36.6% of our total revenue for the nine months ended September 30, 2009. Our business would be adversely affected if this tenant became insolvent, declared bankruptcy or otherwise refused to pay rent in a timely fashion or at all.

Uninsured losses or a loss in excess of insured limits on commercial real estate may not cover all losses and could adversely affect our financial condition.

        There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. We carry, or we require our tenants to carry, comprehensive general liability, fire, extended coverage and loss of rent insurance on our properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain loss of rent insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

Any investments in timber assets will expose us to special risks.

        To the extent we make additional investments, we may invest in timber assets. The demand for and supply of standing timber continually fluctuates, which leads to significant volatility in timber prices. Availability of timber supplies is influenced by many factors, including changes in weather patterns and harvest strategies of industry participants, pest infestations and forest fires. Such factors will affect the volume of any timber assets we may harvest and, as is typical in the industry, we will not maintain insurance for any loss of standing timber as a result of natural disasters. The timber industry is subject to extensive environmental regulation, including protected species regulation, which may restrict timber harvesting from time to time and may lead to increased costs of harvesting, all of which will affect the performance of any timber assets in which we invest.

Any investments in power generation assets will expose us to special risks.

        To the extent we make additional investments, we may invest in power generation assets. The demand for and supply of electricity continually fluctuates, which leads to significant volatility in electricity prices both intra-day and seasonally. Availability of electricity is influenced by many factors, including production strategies of industry participants that take into account the cost and volume of energy inputs such as coal, uranium or gas required to generate electricity relative to the market price of electricity, adverse weather variations that affect primarily hydroelectric facilities, equipment failures, and the current regulatory environment and availability of transmission, all of which will affect the performance of any power generation assets in which we invest.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential takeover bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our charter and bylaws contain provisions that may have an anti-takeover effect, inhibit a change in our board of directors and prevent stockholders from receiving a premium on their shares. These provisions include the following:

  •
  There are ownership limits and restrictions on transferability and ownership in our charter.  In order to qualify as a REIT for each taxable year after 2005, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock, subject to important exceptions. These restrictions may:

  •
  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

  •
  result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of ownership of the additional shares.

  •
  Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us.  Our charter permits our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board of directors. Thus, our board of directors could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

  •
  Maryland Control Share Acquisition Act.  Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. "Control shares" means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

  •
  Business combinations.  Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

    A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

    After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

    •
    80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

    •
    two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

    These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

    The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

  •
  Staggered board.  Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2010, 2011 and 2012. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interests of our stockholders.

  •
  Our charter and bylaws contain other possible anti-takeover provisions.  Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

        In addition, our charter permits us to agree to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

        We, directly or through Brookfield, BIM or our Manager may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on our ability to dispose of, increase the amount of, or otherwise take action with respect to an investment in those companies. Our management of investment funds could create a conflict of interest to the extent our Manager is aware of inside information concerning potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on behalf of the funds and to monitor funds invested. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could negatively affect our operations. These limitations imposed by access to confidential information could therefore negatively affect the potential market price of our common stock and the ability to distribute dividends.

Tax Risks

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. Thus, compliance with the REIT requirements may hinder our investment performance.

The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

        Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as non-U.S. persons eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us attributable to the taxable mortgage pool that is characterized as "excess inclusion income." In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on the excess inclusion income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. The Internal Revenue Service has not given clear guidance as to the appropriate method for the calculation of excess inclusion income and, absent such clear guidance, we have calculated excess inclusion income based upon what we believe to be a reasonable method. Our estimation of excess inclusion income is disclosed in our year end financial statements. In addition, pursuant to recently issued guidance from the Internal Revenue Service, we are required to allocate excess inclusion income to our shareholders in proportion to dividends paid and to inform our shareholders of the amount and character of the excess inclusion income allocated to them. Given the lack of guidance, there can be no assurances that we have calculated excess inclusion income in a manner satisfactory to the Internal Revenue Service.

        We are effectively precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions. In certain instances, we have pledged our equity interests in these taxable mortgage pools as collateral under our repurchase agreements, subjecting the pools to the potential loss of their tax-exempt status in the event that we were forced to sell our interests or our interests were foreclosed upon by a third party that was not afforded the same exemption as us.

Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

        We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and administrative interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Although we operate in such a manner so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

        If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders and could adversely affect our ability to execute our business plan.

        In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

  •
  85% of our ordinary taxable income for that year;

  •
  95% of our capital gain net income for that year; and

  •
  100% our undistributed taxable income from prior years.

        We intend to continue to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that domestic TRSs distribute their after-tax net income to their parent REIT or their stockholders and Crystal River Capital TRS Holdings, Inc., our TRS, may determine not to make any distributions to us.

        Our taxable income may substantially differ from our net income as determined based on accounting principles generally accepted in the United States, or U.S. GAAP, because, for example, realized capital losses will be deducted in determining our U.S. GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, which we refer to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt on a short-term or long-term basis, or liquidate non-cash assets at rates or times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year. Because certain of our assets may generate substantial mismatches between taxable income and available cash, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements.

Dividends payable by REITs do not qualify for the reduced tax rates.

        Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Our ownership of and relationship with our TRS will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT's assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's length basis.

        Our TRS, Crystal River Capital TRS Holdings, Inc., as a domestic TRS, will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. The aggregate value of the TRS stock and securities owned by us should be less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm's length terms in order to avoid incurring the 100% excise tax described above. There can be no complete assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

        The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge MBS and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through Crystal River Capital TRS Holdings, Inc. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

        It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through our TRSs, subject to certain limitations. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

        At any time, the federal, state or local income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new tax law, regulation or administrative interpretation, or any amendment to any existing tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, tax law, regulation or administrative interpretation.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your stock, and to the extent such distributions exceed your adjusted basis, you may recognize a capital gain.

        Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

QuickLinks

  Exhibit 99.1